Exhibit 10.62

BINDING TERM SHEET

This Term Sheet is entered into between Power Integrations, Inc. and its affiliates (collectively, "PI") and ON Semiconductor Corporation and Semiconductor Components Industries, LLC and their affiliates (collectively "ON"). PI and ON are also referred to below individually as a "party" and collectively as the "parties."

1.     Once approved by the respective board of directors of PI and ON, this Term Sheet is binding and creates an agreement between the parties.

2.    The parties have agreed on the following terms and will negotiate a final agreement that includes the following rights and obligations of the parties:

a. Cash Payment. ON will pay PI $175,000,000.00 (one hundred seventy-five million U.S. dollars).

b. Releases before June 30, 2020. Each party will release the other party for any claim to damages or monetary relief for acts of patent infringement asserted in any Fairchild legal proceeding or ON Semi legal proceeding occurring on or before June 30, 2020 (''the Release Date"). Each party will release the other party's direct and indirect distributors, resellers, and customers for any claim for damages or monetary relief for acts of patent infringement asserted in any Fairchild legal proceeding or ON Semi legal proceeding to the extent that the claim is based on an allegation of patent infringement directed to a product of the other party occurring on or before the Release Date. For the avoidance of doubt, either party shall be permitted to recover for any manufacture, use, sale, offer for sale, or importation of an accused product after the Release Date.

c. Cooling Off Period. Neither party will file any action or proceeding for legal or equitable relief based on domestic or foreign patent infringement (including both judicial or administrative actions) against the other party for a period of three years from the Release Date ("Cooling Off Period"). Each party also will not file any action or proceeding for legal or equitable relief against direct or indirect distributors, resellers, and customers of the other party during the Cooling Off Period to the extent that the action or proceeding is based on an allegation of patent infringement directed to a product of the other party. Subject to all relevant legal requirements anywhere in the world, the parties reserve the ability to recover damages and/or injunctive relief in a new litigation filed after the Cooling Off Period for infringement that occurs during the Cooling Off Period (consistent with and subject to 35 U.S.C. § 286 or other statute of limitations). For the avoidance of doubt, the absence of assertion of a patent during the Cooling Off Period shall not be relied upon by either party as a basis for a denial of an injunction.

d. No Validity or Enforceability Challenges during the Cooling Off Period. Each party agrees not to initiate a validity or enforceability challenge to the other party's patents during the Cooling Off Period, except with respect to a patent that is asserted against a party during the Cooling Off Period.

e. Final Agreement. The parties will complete a definitive agreement based on the principles set forth in this term sheet within 20 days of October 2, 2019.

f.
Withdrawals and Dismissals. For each pending ON Semi legal proceeding (foreign or domestic)("ON Semi legal proceeding" means 2016 NDCal, 2017 Delaware, Taiwan, and China), the parties will withdraw or file joint motions under Rule 41(a)(2) or other appropriate procedures under the rules of the relevant fora to withdraw or dismiss their respective claims and appeals without prejudice. For each pending Fairchild legal proceeding ("Fairchild legal proceeding" means 2004 Delaware, 2008 Delaware, 2012 Delaware, 2009 NDCal, and 2015 NDCal) the parties will dismiss with prejudice, including all appeals. For each pending IPR, the parties will cooperate to terminate each proceeding.

	Power Integrations, Inc.		ON Semiconductor Corporation and Semiconductor Components Industries, LLC
By:	/s/ Balu Balakrishnan	By:	/s/ Keith Jackson
Print Name:	Balu Balakrishnan	Print Name:	Keith Jackson
Title:	CEO	Title:	President & CEO ON Semiconductor
Date:	2 Oct 2019	Date:	10/2/2019